UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 22, 2026

CS Disco, Inc.

(Exact name of Registrant, as specified in its charter)

Delaware	001-40624	46-4254444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Congress Avenue
Suite 900
Austin, Texas 78701
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (833) 653-4726

Former name or address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.005	LAW	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On April 22, 2026, the board of directors (the “Board”) of CS Disco, Inc. (the “Company”) increased the size of the Board from nine to ten directors and, following the recommendation of the Company’s Nominating and Corporate Governance Committee of the Board, appointed Toby Williams to serve as a member of the Board, effective immediately. Mr. Williams was appointed as a Class II director for a term expiring at the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”). The Board has determined that Mr. Williams is “independent” pursuant to the rules of the New York Stock Exchange (“NYSE”) and other governing laws and applicable regulations.

Mr. Williams, age 52, has served as President and Chief Executive Officer of Paylocity Holding Corporation, a provider of cloud-based human capital management solutions, since August 2024, and previously served as its Co-Chief Executive Officer from March 2022 until August 2024 and its Chief Financial Officer from September 2017 until March 2022. He has also served as a member of Paylocity’s board of directors since March 2022. Prior to joining Paylocity, from February 2011 until August 2017, Mr. Williams held several positions at Ellucian, Inc., a provider of higher education software and services, most recently as Chief Product and Strategy Officer. Prior to joining Ellucian, Mr. Williams served as Director of Corporate Development of Paychex, Inc., a provider of human capital management solutions, from March 2006 to January 2011. Before joining Paychex, Mr. Williams was a senior associate in the investment banking division of Citigroup Global Markets Inc. from September 2004 to January 2006. From 1999 to 2004, Mr. Williams was an associate in private law practice, most recently with Holland & Knight LLP from 2002 until 2004. Mr. Williams holds a B.A. in Business Administration and Political Science from Houghton College and an M.B.A. and J.D. from The Ohio State University.

There is no arrangement or understanding between Mr. Williams and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Williams and any of the Company’s other directors or executive officers. There are no transactions between Mr. Williams and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Mr. Williams is eligible to participate in the Company’s Non-Employee Director Compensation Policy, as such policy may be amended from time to time (the “Policy”). Under the terms of the Policy, Mr. Williams will receive (i) an initial equity award of restricted stock units (“RSUs”) to acquire shares of the Company’s common stock under the Company’s 2021 Equity Incentive Plan (the “Plan”), valued at $300,000, which will vest in 12 equal quarterly installments measured from the date of such grant, and (ii) commencing with the 2027 annual meeting of stockholders, on the date of each annual stockholder meeting, an annual equity award of RSUs under the Plan, valued at $150,000, which will vest in four equal quarterly installments from the date of such grant, in each case based on the closing price of the Company’s common stock on NYSE as of the respective grant date, and subject to Mr. Williams’s continuous service with the Company through such vesting dates. In addition, Mr. Williams will be paid an annual cash retainer of $35,000 for his service on the Board, plus additional amounts for service on any additional committee(s) to which he may be appointed from time to time, paid in equal quarterly installments in arrears on the last day of each of the Company’s fiscal quarters in which the service occurred, pro-rated based on the number of actual days served by him during such quarter.

In connection with Mr. Williams’s election to the Board, the Company and Mr. Williams entered into the Company’s standard form of indemnification agreement (the “Indemnification Agreement”), a copy of which was filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-257435), filed with the Securities and Exchange Commission on July 12, 2021. The Indemnification Agreement requires the Company to indemnify Mr. Williams, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company.

Expiration of Director Terms

Colette Pierce Burnette, Ed.D. and Aaron Clark, each of whom are currently members of the Board, will not stand for reelection as directors upon the expiration of their respective terms at the 2026 Annual Meeting. Effective upon the expiration of Dr. Burnette's and Mr. Clark's terms at the 2026 Annual Meeting, the Board has approved a reduction in the size of the Board from ten to eight directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CS Disco, Inc.

Date: April 23, 2026	By:	/s/ Aaron Barfoot
	Name:	Aaron Barfoot
	Title:	Executive Vice President, Chief Financial Officer